SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
             Registration Statement Under the Securities Act of 1933


                                MASCO CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                   38-1794485
      (state or other jurisdiction                    (IRS Employer
             of incorporation)                        Identification No.)


                  21001 Van Born Road, Taylor, Michigan  48180
               (Address of Principal Executive Offices) (Zip Code)



            Masco Corporation 1997 Non-Employee Directors Stock Plan
                            (Full Title of the Plan)



                                 John R. Leekley
                    Senior Vice President and General Counsel
                                Masco Corporation
                               21001 Van Born Road
                                Taylor, Michigan 48180
                     (Name and Address of Agent for Service)


                                 (313) 274-7400
           (Telephone no., including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE




                                 Proposed       Proposed
                                 Maximum        Maximum     Amount
Title of                         Offering       Aggregate   of
Securities to    Amount to       Price Per      Offering    Registration
be Registered    be Registered   Unit           Price       Fee




Common Stock      500,000           *           $21,078,150      $6,387.32
(Par Value $1.00
Per Share)



      *Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices ($42.1563) of the Common Stock on the New York Stock Exchange - Composite Tape on July 3, 1997 as reported in The Wall Street Journal.



                                     Part II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

      (a) Masco Corporation's (the "Company's") Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

      (c) The Company's Form 8 dated May 22, 1991 amending its Registration Statement on Form 8-A dated February 12, 1987.

      All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained



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
in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.   Description of Securities.

      Not applicable.


Item 5.   Interests of Named Experts and Counsel.

      Not applicable.

Item 6.   Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article Fifteenth of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expense, liability and loss (including without limitation attorneys' fees, judgements, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.





















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
      Article Fourteenth of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

      The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.


Item 7.   Exemption from Registration Claimed.

      Not applicable.


Item 8.   Exhibits.


Exhibit                             Description

4.a               Restated Certificate of Incorporation of the Company and
                  amendments thereto.   Incorporated  by reference to the
                  Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

4.b Bylaws of the Company, as amended. Incorporated by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

5                 Opinion of John R. Leekley.

23.a Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of the Company.

23.b Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedule of MascoTech, Inc.

23.c              Consent of John R. Leekley which is included as part of
                  Exhibit 5.









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
24 Power of Attorney, which appears in Part II of this Registration Statement.

99                Masco Corporation 1997 Non-Employee Directors Stock Plan.


Item 9.   Undertakings.


1.    The Company hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)   To include any prospectus required by Section 10(a)(3) of the 1933
Act;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

      (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to




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
directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.







                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor and the State of Michigan on this 7th day of July, 1997.

                                          MASCO CORPORATION




                                          By  /s/ Richard A. Manoogian
                                              Richard A. Manoogian
                                              Chairman of the Board and
                                              Chief Executive Officer

















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
                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Eugene A. Gargaro, Jr., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



      Signature                     Title                   Date


Principal Executive Officer:



/s/ Richard A. Manoogian      Chairman of the Board        July 7, 1997
Richard A. Manoogian          and Chief Executive
                                    Officer



Principal Financial Officer:



/s/ Richard G. Mosteller      Senior Vice President       July 7, 1997
Richard G. Mosteller                     - Finance















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
Principal Accounting Officer:


/s/ Robert B. Rosowski        Vice President-         July 7, 1997
Robert B. Rosowski            Controller and
                              Treasurer


/s/ Joseph L. Hudson, Jr.     Director                July 7, 1997
Joseph L. Hudson, Jr.



/s/ Verne G. Istock           Director                July 7, 1997
Verne G. Istock



/s/ Mary Ann Krey             Director                July 7, 1997
Mary Ann Krey



/s/ Wayne B. Lyon             Director                July 7, 1997
Wayne B. Lyon



/s/ John A. Morgan            Director                July 7, 1997
John A. Morgan



/s/ Arman Simone              Director                July 7, 1997
Arman Simone



/s/ Peter W. Stroh            Director                July 7, 1997
Peter W. Stroh
















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
                                INDEX TO EXHIBITS

                                                                  Sequentially
Exhibit                                                             Numbered
 No.                           Description                            Pages


4.a               Restated Certificate of Incorporation of the
                  Company. Incorporated by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

4.b Bylaws of the Company, as amended. Incorporated by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993

5                 Opinion of John R. Leekley.

23.a Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of the Company.

23.b Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedule of MascoTech, Inc.

23.c              Consent of John R. Leekley which is included as part of
                  Exhibit 5.

24 Power of Attorney, which appears in Part II of this Registration Statement.

99                Masco Corporation 1997 Non-Employee
                  Directors Stock Plan.











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